Exhibit 99.1

Centennial Communications Announces Second-Quarter Results

Fiscal Second-Quarter Net Income of $0.03 per Diluted Share, Compared to Net Income of $0.01 per Diluted Share in the Prior-Year Quarter

Fiscal Second-Quarter Consolidated Adjusted Operating Income of $92.0 Million, Unchanged Year-Over-Year From $92.0 Million

Fiscal Second-Quarter Consolidated Revenue of $261.9 Million, up 8 Percent Year-Over-Year From $243.6 Million

WALL, NJ -- (MARKET WIRE) -- 01/08/09 --  Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported net income of $3.3 million, or $0.03 per diluted share, for the fiscal second quarter of 2009 as compared to net income of $0.9 million, or $0.01 per diluted share, in the fiscal second quarter of 2008.  Consolidated adjusted operating income (AOI)(1) was $92.0 million for the fiscal second quarter, as compared to $92.0 million for the adjusted prior-year quarter.  For comparison, certain of the Company's fiscal 2008 financial results have been adjusted to reflect the discontinuation of its loaned phones program in Puerto Rico as of June 1, 2008(2).

Centennial reported fiscal second-quarter consolidated revenue of $261.9 million, which included $144.2 million from U.S. wireless and $117.7 million from Puerto Rico operations.  Consolidated revenue grew 8 percent versus the fiscal second quarter of 2008.  The Company ended the quarter with 1,091,600 total wireless subscribers, which compares to 1,068,300 for the year-ago quarter and 1,090,400 for the previous quarter ended August 31, 2008.  The Company reported 663,000 total access lines and equivalents at the end of the fiscal second quarter, which compares to 557,500 for the year-ago quarter.

AT&T TRANSACTION

--
On November 7, 2008, the Company entered into a definitive merger agreement under which AT&T Inc. will acquire Centennial (the "Merger"). Under terms of the agreement, Centennial stockholders will receive $8.50 per share in cash for a total equity price of $944 million.  Including net debt, the total enterprise value is approximately $2.8 billion.  Completion of the Merger is not subject to a financing condition, but is subject to (i) approval of the Merger by the Company's stockholders, (ii) conditions relating to approval by the Federal Communications Commission, (iii) expiration or termination of applicable waiting periods under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) other customary conditions to closing.  Welsh, Carson, Anderson & Stowe, Centennial's largest stockholder, has agreed to vote in support of the Merger.  The Company anticipates that the Merger will be completed by the end of the second quarter of calendar year 2009, assuming satisfaction or waiver of all of the conditions to the Merger.

CENTENNIAL SEGMENT HIGHLIGHTS

U.S. Wireless Operations

--
Revenue was $144.2 million, a 9 percent increase from last year's second quarter.  Retail revenue (total revenue excluding roaming revenue) increased 9 percent from the year-ago period primarily driven by strong data, access and feature revenue.  Roaming revenue increased 6 percent from the year-ago quarter primarily because of an increase in data roaming revenue, partially offset by a decline in voice roaming revenue due to a 3 percent decrease in the average roaming rate per minute.

--
Average revenue per user (ARPU) was $73 during the fiscal second quarter, a 7 percent year-over-year increase.  ARPU included approximately $7.47 of data revenue per user, which grew 60 percent from the year-ago period.

--
AOI was $50.3 million, a 2 percent year-over-year decrease, representing an AOI margin of 35 percent.  AOI was impacted by a higher average cost per phone resulting from the increased sale of advanced handsets, a greater number of phones used for customer retention and increased handset expense due to higher customer activations.

--
U.S. wireless ended the quarter with 661,100 total subscribers, which compares to 650,100 for the prior-year quarter and to 659,800 for the previous quarter ended August 31, 2008.  Postpaid subscribers increased 2,400 from the fiscal first quarter of 2009.  Postpaid churn was 2.4 percent.

--	Capital expenditures were $8.4 million for the fiscal second quarter.

Puerto Rico Wireless Operations

--	Revenue was $85.4 million, an increase of 6 percent from the prior- year second quarter, primarily driven by a 3 percent increase in total subscribers.

--	ARPU was $66, which increased 2 percent when compared to the year-ago period. ARPU included approximately $9.45 of data revenue per user, which increased 48 percent from the year-ago period.

--	AOI totaled $23.5 million, an adjusted 1 percent year-over-year increase, representing an AOI margin of 28 percent. AOI benefited from an increase in total subscribers and ARPU.

--
Puerto Rico wireless ended the quarter with 430,500 total subscribers, which compares to 418,200 for the prior-year quarter and to 430,600 for the previous quarter ended August 31, 2008.  Postpaid subscribers increased 100 from the fiscal first quarter of 2009 with higher postpaid churn of 2.7 percent.

--	Capital expenditures were $11.8 million for the fiscal second quarter.

Puerto Rico Broadband Operations

--	Revenue was $35.2 million, a 7 percent year-over-year increase. Revenue increased primarily due to solid access line growth, partially offset by a decrease in recurring revenue per line.

--	AOI was $18.2 million, a 4 percent increase from the year-ago period, representing an AOI margin of 52 percent. AOI increased largely due to solid access line growth.

--
Switched access lines totaled approximately 98,800 at the end of the fiscal second quarter, an increase of 12,900 lines, or 15 percent from the prior-year quarter.  Dedicated access line equivalents were 564,200 at the end of the fiscal second quarter, a 20 percent year-over-year increase.

--	Capital expenditures were $9.4 million for the fiscal second quarter.

REVISED FISCAL 2009 OUTLOOK

--
The Company expects consolidated AOI from continuing operations between $395 million and $415 million for fiscal 2009, excluding stock- based compensation expense.  Consolidated AOI from continuing operations for fiscal year 2008 would have been $385.7 million if adjusted for the discontinuation of the loaned phones program in the Company's Puerto Rico wireless operations.  The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

--	The Company expects U.S. wireless roaming revenue to decline by approximately $5 million during fiscal 2009. U.S. wireless roaming revenue for fiscal 2008 was $58.3 million.

--
The Company expects capital expenditures will be approximately $130 million for fiscal 2009 including roughly $15 million to partially upgrade its U.S. wireless network to next-generation (3G) technology.  Capital expenditures including spectrum acquisition costs for fiscal 2008 would have been $118.7 million if adjusted for the discontinuation of the loaned phones program in the Company's Puerto Rico wireless operations.

	FY2008 Adjusted Results	FY2009 Previous Outlook	FY2009 Revised Outlook

Consolidated Adjusted Operating Income (AOI)	$385.7 million (adjusted for $18.4 million of capitalized phones)	$395 million - $415 million	No change

U.S. Wireless Roaming Revenue	$10 million $58.3 million decline	- $15 million	Approximately $5 million decline

Consolidated Capital Expenditures (Capex)	$118.7 million (adjusted for $18.4 million of capitalized phones)	$130 million including partial next-generation (3G) network upgrade in U.S. wireless	No change

DEFINITIONS AND RECONCILIATION

(1)
Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization.  Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	Three Months Ended November 30,		Six Months Ended November 30,

	2008	2007	2008	2007
Adjusted operating income	$91,973	$95,983	$193,266	$196,020
Depreciation and amortization	(35,109)	(34,255)	(70,653)	(67,611)
Stock-based compensation expense	(3,334)	(3,381)	(6,204)	(6,436)
Transaction costs	(2,336)	--	(2,336)	--
Litigation settlement expense	--	(2,950)	--	(2,950)
Loss on disposition of assets	(81)	(1,262)	(34)	(1,611)
Operating income	51,113	54,135	114,039	117,412
Interest expense, net	(44,548)	(47,809)	(89,428)	(96,393)
Income tax expense	(2,691)	(4,707)	(12,747)	(12,968)
Minority interest in income of subsidiaries	(130)	(169)	(297)	(321)
Income from continuing operations	3,744	1,450	11,567	7,730
Loss from discontinued operations	(451)	(525)	(788)	(1,039)
Net income	$3,293	$925	$10,779	$6,691

(2)
Please refer to the Company's Form 10-K for the year ending May 31, 2008 and the fiscal fourth-quarter 2008 earnings press release for information regarding the discontinuation of the loaned phones program.

ABOUT CENTENNIAL

Centennial Communications (NASDAQ: CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 663,000 access lines and equivalents.  The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states.  Centennial's Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions.  Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial.  For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to:  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement with AT&T; the outcome of any legal proceeding that has been or may be instituted against Centennial and others relating to the Merger Agreement with AT&T; the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger; the failure of the Merger to close for any other reason; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; business uncertainty and contractual restrictions during the pendency of the Merger; the diversion of management's attention from ongoing business concerns; the effect of the announcement of the Merger on our customer and supplier relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the Merger; the timing of the completion of the Merger or the impact of the Merger on our capital resources, cash requirements, profitability, management resources and liquidity; risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment; the effects of a recession in the United States and general downturn in the economy, including the illiquidity in the debt/capital markets; the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; our ability to gain access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and deployment of advanced technologies, including 3G and 4G services; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; the effect of changes in the level of support provided to us by the Universal Service Fund, or USF; our ability to grow our subscriber base at a reasonable cost to acquire; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our ability to successfully integrate any acquired markets or businesses; the effects of higher than anticipated handset subsidy costs; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; the effects of adding new subscribers with lower credit ratings; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; the effects of a decline in the market for our Code Division Multiple Access ("CDMA") -based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of downturns in the economy, world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures; our need to refinance or amend existing indebtedness prior to its stated maturity; the effects of governmental regulation of the telecommunications industry; our ability to attract and retain qualified personnel; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us or our vendors, including litigation relating to wireless billing, using wireless telephones while operating an automobile and litigation relating to infringement of patents; the effects of scientific reports that may demonstrate possible health effects of radio frequency transmission from use of wireless telephones; the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

IMPORTANT INFORMATION

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Centennial by AT&T. In connection with the proposed acquisition, Centennial intends to file relevant materials with the SEC, including Centennial's definitive proxy statement on Schedule 14A.

INVESTORS OF CENTENNIAL ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CENTENNIAL'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Centennial stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Centennial.

Centennial and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the holders of Centennial common stock in respect of the proposed transaction. Information about the directors and executive officers of Centennial and their respective interests in Centennial by security holdings or otherwise is set forth in its preliminary proxy statement relating to the special meeting of stockholders at which stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger between Centennial and AT&T, which was filed with the SEC on December 15, 2008. Investors may obtain additional information regarding the interest of the participants by reading the definitive proxy statement regarding the acquisition when it becomes available.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
November 30, 2008
($000's, except per subscriber data)

	Three Months Ended		Six Months Ended
	Nov-08	Nov-07	Nov-08	Nov-07

CONSOLIDATED
Total Wireless Subscribers	1,091,600	1,068,300	1,091,600	1,068,300
Net Gain - Total Subscribers	1,200	9,800	(1,000)	18,700
Revenue per Average Wireless Customer (1)	$70	$67	$71	$69
Retail Penetration (4)	8.4%	8.2%	8.4%	8.2%
Prepaid & Postpaid Churn - Wireless (5)	2.6%	2.4%	2.7%	2.4%
Monthly MOU's per Wireless Customer	1,340	1,326	1,348	1,316

U.S. WIRELESS

Postpaid Wireless Subscribers	644,700	626,100	644,700	626,100
Prepaid Wireless Subscribers	16,400	24,000	16,400	24,000
Total Wireless Subscribers	661,100	650,100	661,100	650,100
Total Wireless Gross Adds	51,600	49,500	100,600	96,600
Net Gain - Wireless Subscribers	1,300	3,800	(4,200)	7,000
GSM as a % of Retail Subscribers	100.0%	95.2%	100.0%	95.2%
Revenue per Average Wireless Customer (1)	$73	$68	$74	$70
Retail Revenue per Average Wireless Customer (2)	$65	$61	$66	$61
Data Revenue per Average Wireless Customer (3)	$7.47	$4.68	$7.04	$4.48
Retail Revenue	$129,055	$118,574	$261,073	$238,226
Roaming Revenue	$15,157	$14,233	$30,946	$32,185
Penetration - Wireless (4)	7.4%	7.3%	7.4%	7.3%
Postpaid Churn - Wireless (5)	2.4%	2.0%	2.5%	2.0%
Prepaid & Postpaid Churn - Wireless (5)	2.5%	2.4%	2.6%	2.3%
Monthly MOU's per Wireless Customer	1,084	1,051	1,095	1,046
Cost to Acquire (6)	$366	$336	$339	$330
Capital Expenditures	$8,391	$11,767	$17,097	$18,818

PUERTO RICO

Postpaid Wireless Subscribers	426,600	415,500	426,600	415,500
Prepaid Wireless Subscribers	3,900	2,700	3,900	2,700
Total Wireless Subscribers	430,500	418,200	430,500	418,200
Total Wireless Gross Adds	35,900	37,900	72,300	72,900
Net Gain - Wireless Subscribers	(100)	6,000	3,200	11,700
Revenue per Average Wireless Customer (1)	$66	$65	$66	$66
Data Revenue per Average Wireless Customer (3)	$9.45	$6.37	$8.94	$6.26
Penetration - Wireless (4)	10.8%	10.4%	10.8%	10.4%
Postpaid Churn - Wireless (5)	2.7%	2.6%	2.6%	2.4%
Prepaid & Postpaid Churn - Wireless (5)	2.8%	2.6%	2.7%	2.5%
Monthly MOU's per Wireless Customer	1,732	1,758	1,739	1,741
Fiber Route Miles	1,374	1,322	1,374	1,322
Switched Access Lines	98,800	85,900	98,800	85,900
Dedicated Access Line Equivalents (7)	564,200	471,600	564,200	471,600
On-Net Buildings	2,390	2,091	2,390	2,091
Capital Expenditures - Wireless	$11,826	$9,285	$18,556	$16,758
Capital Expenditures - Broadband	$9,374	$4,374	$14,602	$9,846
Capital Expenditures - Total Puerto Rico	$21,200	$13,659	$33,158	$26,604

REVENUES

U.S. Wireless	$144,212	$132,807	$292,019	$270,411
Puerto Rico - Wireless	$85,397	$80,799	$170,229	$162,137
Puerto Rico - Broadband	$35,190	$33,006	$70,857	$65,010
Puerto Rico - Intercompany	$(2,907)	$(3,044)	$(6,000)	$(6,020)
Total Puerto Rico	$117,680	$110,761	$235,086	$221,127
Consolidated	$261,892	$243,568	$527,105	$491,538

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$50,305	$51,372	$108,893	$104,511
Puerto Rico - Wireless	$23,512	$27,195	$46,464	$55,888
Puerto Rico - Broadband	$18,156	$17,416	$37,909	$35,621
Total Puerto Rico	$41,668	$44,611	$84,373	$91,509
Consolidated	$91,973	$95,983	$193,266	$196,020

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,874,500	$1,932,100	$1,874,500	$1,932,100

(1)	Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.
(2)	Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(3)
Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period. (4)  The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.

(5)
Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month.  Churn is stated as the average monthly churn rate for the period.

(6)
Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period.  Cost to acquire excludes costs relating to phones used for customer retention.

(7)	November 2007 includes 96,800 dedicated access line equivalents related to repeatedly renewed short term contracts that had previously been excluded due to their term.
(8)
Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2008	2007	2008	2007

REVENUE:
Service revenue	$247,251	$230,737	$496,254	$465,096
Equipment sales	14,641	12,831	30,851	26,442
	261,892	243,568	527,105	491,538

COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization shown below)	51,241	44,367	101,917	90,941
Cost of equipment sold	40,843	30,262	82,992	61,784
Sales and marketing	28,649	26,728	54,518	52,314
General and administrative	54,856	52,559	102,952	99,865
Depreciation and amortization	35,109	34,255	70,653	67,611
Loss on disposition of assets	81	1,262	34	1,611
	210,779	189,433	413,066	374,126

OPERATING INCOME	51,113	54,135	114,039	117,412

INTEREST EXPENSE, NET	(44,548)	(47,809)	(89,428)	(96,393)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE, MINORITY INTEREST IN INCOME OF SUBSIDIARIES	6,565	6,326	24,611	21,019

INCOME TAX EXPENSE	(2,691)	(4,707)	(12,747)	(12,968)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST IN INCOME OF SUBSIDIARIES	3,874	1,619	11,864	8,051

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(130)	(169)	(297)	(321)

INCOME FROM CONTINUING OPERATIONS	3,744	1,450	11,567	7,730

Net loss from discontinued operations	(451)	(525)	(788)	(1,039)

NET INCOME	$3,293	$925	$10,779	$6,691

EARNINGS PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.03	$0.01	$0.11	$0.07
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.00)	$(0.01)	$(0.01)
NET INCOME PER SHARE	$0.03	$0.01	$0.10	$0.06

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.03	$0.01	$0.11	$0.07
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.00)	$(0.01)	$(0.01)
NET INCOME PER SHARE	$0.03	$0.01	$0.10	$0.06

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	108,307	107,556	108,172	107,526
DILUTED	109,900	110,725	110,050	110,585

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220